Exhibit 99.1

For Immediate Release

Date	February 6, 2006

Contact:	J. Lee Walden, Chief Financial Officer (765) 362-2400

UNION COMMUNITY BANCORP RELEASES EARNINGS

(Crawfordsville) - Union Community Bancorp (the “Company”) (NASDAQ Symbol “UCBC”), the holding company of Union Federal Savings and Loan Association (the “Association”), announced earnings for the twelve and three months ended December 31, 2005. For the twelve months ended December 31, 2005, the Company had net income of $290,000 compared to $1,797,000 for the year ended December 31, 2004. Basic and diluted earnings per share were both $0.16 for the twelve months ended December 31, 2005 compared to $0.97 for basic and $0.95 for diluted for the 2004 period. For the three months ended December 31, 2005 net income was $81,000 compared to $495,000 for the 2004 three-month period. Earnings per share were $0.04 for both basic and diluted for the 2005 three-month period compared to $0.28 per share for basic and $0.27 per share for diluted for the three months ended December 31, 2004.

The decrease in net income for the twelve month period was attributable to a decrease in net interest income, an impairment charge in connection with loans made by the Company’s subsidiary, and costs associated with the proposed acquisition by MainSource Financial Group, Inc. (“MainSource”) as announced on August 23, 2005. Contributing to the decrease in net interest income was a decrease in interest rate spread from 2.88% for the twelve-month period ending December 31, 2004 to 2.68% for the comparable 2005 twelve-month period. Net loan charge offs recorded in 2005 totaled approximately $228,000. This included charge offs reported in the third quarter of $292,000 partially offset by net recoveries in the fourth quarter of $64,000. Non-interest income increased $15,000 and non-interest expense increased $1,249,000. The increase in non-interest expense includes $1,214,000 in expenses directly associated with the MainSource proposed acquisition of the Company. Included in these acquisition related expenses are employee benefit payments of $66,000, advisory fees of $75,000, legal fees of $97,000 and $976,000 to fund the defined benefit plan required to be closed pursuant to the merger agreement.

The decrease in net income for the three-month period ending December 31, 2005 compared to the December 31, 2004 period was also due to a decrease in net interest income and costs associated with the proposed acquisition by MainSource. Interest rate spread decreased from 2.85% for the three-month period in 2004 to 2.49% for the 2005 three-month period. Non-interest income increased $55,000 and non-interest expense increased $299,000 for the three-month period ending December 31, 2005 compared to the 2004 comparable three-month period. The increase in non-interest expense includes $265,000 in expenses associated with the MainSource proposed acquisition of the Company. Payments in the fourth quarter included the additional defined benefit funding of $118,000, legal expense of $81,000 and employee benefit payments of $66,000.

From December 31, 2004 to December 31, 2005, total assets increased $3.2 million to $260.1 million and net loans increased $3.3 million to $220.4 million. During the same time frame, deposits decreased by $15.6 million to $172.8 million. Shareholders’ equity decreased $345,000 to $33.1 million at December 31, 2005.

The Company and Association are headquartered in Crawfordsville, Indiana with two branch offices in Crawfordsville and branch offices in Covington, Williamsport and Lafayette, Indiana. As stated above, the Company entered into a proposed Agreement and Plan of Merger (the “Merger Agreement”) with MainSource Financial Group, Inc. on August 23, 2005. Subject to approval of shareholders of the Company and final approval from all regulatory agencies, it is the plan of both the Company and MainSource to complete the Merger before the end of the first quarter of 2006. Notice of a special meeting and related proxy statement/prospectus concerning the merger have been sent to shareholders.

The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Company’s investments and borrowers, changes in economic conditions in the Company’s market area, changes in policies of regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)

Balance Sheet Data:	December 31,	December 31,
	2005	2004
Assets
Cash	$701	$706
Interest-bearing demand deposits	13,093	12,782
Cash and cash equivalents	13,794	13,488
Interest-bearing deposits	116	116
Investment securities available for sale	2,990	3,037
Investment securities held to maturity	100	152
Loans, net	220,381	217,056
Premises and equipment	4,008	4,180
Federal Home Loan Bank stock	3,799	3,721
Investment in limited partnerships	1,883	2,184
Foreclosed assets and real estate held for development, net	1,384	1,623
Goodwill	2,393	2,393
Cash value life insurance	7,186	6,900
Other assets	2,063	2,049
Total assets	$260,097	$256,899

Liabilities
Deposits	$172,832	$188,461
Federal Home Loan Bank advances	52,158	32,908
Other liabilities	2,015	2,093
Total liabilities	227,005	223,462

Shareholders' equity	33,092	33,437

Total liabilities and shareholders' equity	$260,097	$256,899

Book value per common share	$17.07	$17.34
Shares outstanding	1,939,000	1,928,000
Average equity to average assets	12.99%	13.26%
Allowance for loan losses to total loans	0.51%	0.42%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating Data:
Total interest and dividend income	$3,607	$3,463	$14,287	$13,977
Total interest expense	1,907	1,602	7,141	6,320
Net interest income	1,700	1,861	7,146	7,657
Provision (adjustment) for loan losses	(15)	(70)	457	103
Net interest income after provision (adjustment) for loan losses	1,715	1,931	6,689	7,554
Other income:
Service charges on deposit accounts	79	71	305	249
Equity in income of limited partnership	(22)	(31)	(254)	(31)
Other	188	150	696	514
Total other income	245	190	747	732
Other expenses:
Salaries and employee benefits	979	803	4,184	3,121
Net occupancy expense and equipment expenses	156	168	669	655
Legal and professional fees	157	31	506	306
Data processing	114	92	392	410
Other	301	314	1,231	1,241
Total other expenses	1,707	1,408	6,982	5,733
Income before income taxes	253	713	454	2,553
Income taxes	172	218	164	756
Net income	$81	$495	$290	$1,797

Other Data:
Return on average assets	0.12%	0.77%	0.16%	0.69%
Return on average equity	0.96%	5.92%	1.23%	5.19%
Basic earnings per share	$0.04	$0.28	$0.16	$0.97
Diluted earnings per share	$0.04	$0.27	$0.16	$0.95
Cash dividends per common share	$0.15	$0.15	$0.45	$0.60